Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for Three Months Ended January 31, 2016

STATEN ISLAND, New York – March 11, 2016. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the three months ended January 31, 2016:

Net sales totaled $22,805,397 for the three months ended January 31, 2016, a decrease of $15,600,582, or 40.62%, from $38,405,979 for the three months ended January 31, 2015.  The decrease in net sales reflects lower coffee prices during the quarter and our reduced wholesale transactions with Keurig Green Mountain, Inc. (“GMCR”) of approximately $15,541,000.

Cost of sales for the three months ended January 31, 2016 was $20,154,348, or 88.38% of net sales, as compared to $36,484,535, or 95.0% of net sales, for the three months ended January 31, 2015.  Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity.  The decrease in cost of sales reflects lower commodity prices during the quarter and our reduced wholesale transactions with GMCR.

Gross profit for the three months ended January 31, 2016 was $2,651,049, an increase of $729,605 from $1,921,444 for the three months ended January 31, 2015.  Gross profit as a percentage of net sales increased to 11.62% for the three months ended January 31, 2016 from 5.0% for the three months ended January 31, 2015.  The increase in gross profits was due to improved margins on our wholesale and roasted business as well as a decrease in our losses quarter to quarter on our hedging operations.

Total operating expenses increased by $21,718 to $1,840,810 for the three months ended January 31, 2016 from $1,819,092 for the three months ended January 31, 2015.  The increase was primarily the result of an increase of $10,603, or 0.6%, to $1,676,960 in selling and administrative expenses for the three months ended January 31, 2016 from $1,666,357 for the three months ended January 31, 2015.

The Company had net income of $439,569 or $0.07 per share basic and diluted, for the three months ended January 31, 2016 compared to net income of $71,801, or $0.01 per share basic and diluted for the three months ended January 31, 2015. The increase in net income was due primarily to the reasons described above.

“Despite a severely depressed commodity price backdrop along with a significant decline in sales volume to our largest green coffee wholesale customer, we still managed to deliver our third consecutive quarter of positive earnings results. We achieved these results through growth in our three key business areas. We experienced an increase in poundage sold in our specialty green coffee business but in terms of dollars, our sales were lower by $564,000 due to low commodity pricing as the coffee market was down over 30% year over year.  Sales of our private label coffees were up by 4.5% in terms of cases and by the same amount in their dollar equivalent. Our flagship brand, Café Caribe, showed a 10% increase in case sales versus the first quarter of 2015, as additional distribution in the Midwest and Texas markets improved these overall results. With the coffee market stabilizing at current levels, and what we believe is the end of a 26 month decline in which coffee prices dropped from  $2.25 to a low of $1.11 per pound, we believe that we will see continued increases in both case sales and green coffee poundage sold but at a higher dollar equivalency. Increased sales combined with improving margins should provide us with a positive headwind for the first time in several quarters,” said Andrew Gordon President and Chief Executive Officer of Coffee Holding Co., Inc.

Mr. Gordon continued, “Our business remains healthy and we will look for additional ways to continue to improve our margins in addition to growing our already diverse customer base. Although we are experiencing a downturn in revenues from our largest green coffee wholesale customer, we do have contractual arrangements with that customer through calendar 2017 and we believe we will continue to maintain this arrangement for the foreseeable future even if not to the same levels of concentration as in previous years. We do not anticipate this change to materially affect our ability to generate a healthy level of profitability in our overall business model.”

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-looking statements.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.
Andrew Gordon
President & CEO
718-832-0800

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JANUARY 31, 2016 AND OCTOBER 31, 2015

	January 31, 2016	October 31, 2015
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$5,927,324	$3,853,816
Accounts receivable, net of allowances of $144,000 for 2016 and 2015	11,271,047	10,968,237
Inventories	11,880,135	13,862,818
Prepaid green coffee	573,580	620,452
Prepaid expenses and other current assets	245,262	256,202
Prepaid income taxes	1,176,727	1,434,577
Refund receivable	613,438	-
Deferred income tax asset	376,973	997,720
TOTAL CURRENT ASSETS	32,064,486	31,993,822

Machinery and equipment, at cost, net of accumulated depreciation of $4,374,784 and $4,241,256 for 2016 and 2015, respectively	1,926,403	1,845,000
Customer list and relationships, net of accumulated amortization of $43,125 and $41,250 for the periods ended January 31, 2016 and 2015, respectively	106,875	108,750
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Equity method investments	96,114	96,571
Deposits and other assets	580,248	610,499
TOTAL ASSETS	$35,394,126	$35,274,642

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$5,178,604	$4,021,389
Line of credit	4,154,121	5,554,121
Due to broker	482,284	483,835
Income taxes payable	250	-
TOTAL CURRENT LIABILITIES	9,815,259	10,059,345

Deferred income tax liabilities	106,473	92,370
Deferred rent payable	224,345	222,055
Deferred compensation payable	452,248	482,499
TOTAL LIABILITIES	10,598,325	10,856,269
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,456,316 shares issued; 6,162,207 shares outstanding for the periods ended January 31 2016 and 2015, respectively	6,456	6,456
Additional paid-in capital	15,904,109	15,904,109
Retained earnings	10,105,509	9,665,940
Less: Treasury stock, 294,109 common shares, at cost for 2016 and 2015	(1,494,712)	(1,494,712)
Total Coffee Holding Co., Inc. Stockholders’ Equity	24,521,362	24,081,793
Noncontrolling interest	274,439	336,580
TOTAL EQUITY	24,795,801	24,418,373
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,394,126	$35,274,642

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED JANUARY 31, 2016 AND 2015
(Unaudited)

	January 31, 2016	January 31, 2015
NET SALES	$22,805,397	$38,405,979

COST OF SALES (which include purchases of approximately $3.5 million and $9.8 million for the three months ended January 31, 2016 and 2015, respectively, from a related party)	20,154,348	36,484,535

GROSS PROFIT	2,651,049	1,921,444

OPERATING EXPENSES:
Selling and administrative	1,676,960	1,666,357
Officers’ salaries	163,850	152,735
TOTAL	1,840,810	1,819,092

INCOME FROM OPERATIONS	810,239	102,352

OTHER INCOME (EXPENSE):
Interest income	10,012	8,297
(Loss) Gain from equity method investments	(456)	715
Interest expense	(39,803)	(53,979)
TOTAL	(30,247)	(44,967)

INCOME BEFORE PROVISION FOR INCOME TAXES AND
NON-CONTROLLING INTEREST IN SUBSIDIARY	779,992	57,385

Provision (Benefit) for income taxes	302,564	(31,104)

NET INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	477,428	88,489
Less: net income attributable to the non-controlling interest in subsidiary	(37,859)	(16,688)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$439,569	$71,801

Basic and diluted earnings per share	$0.07	$0.01

Weighted average common shares outstanding:
Basic and diluted	6,162,207	6,215,894

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JANUARY 31, 2016 AND 2015
(Unaudited)

	January 31, 2016	January 31, 2015
OPERATING ACTIVITIES:
Net income	$477,428	$88,489
Adjustments to reconcile net income to net cash provided (used in) by operating activities:
Depreciation and amortization	135,402	145,673
Unrealized (gain) loss on commodities	(1,551)	1,361,809
Loss (Gain) on equity method investments	457	(715)
Deferred rent	2,290	3,104
Deferred income taxes	634,850	(490,500)
Changes in operating assets and liabilities:
Accounts receivable	(302,810)	(5,875,323)
Inventories	1,982,683	1,647,264
Prepaid expenses and other current assets	10,940	(8,558)
Prepaid green coffee	46,872	248,704
Prepaid and refundable income taxes	257,850	(135,187)
Refund receivable	(613,438)	-
Accounts payable and accrued expenses	1,157,215	(272,203)
Income taxes payable	250	143,258
Net cash provided by (used in) operating activities	3,788,438	(3,144,185)

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(214,930)	(38,473)
Net cash used in investing activities	(214,930)	(38,473)

FINANCING ACTIVITIES:
Advances under bank line of credit	600,000	5,000,000
Principal payments under bank line of credit	(2,000,000)	(2,000,000)
Payment of dividend	(100,000)	(80,000)
Net cash (used in) provided by financing activities	(1,500,000)	2,920,000

NET INCREASE (DECREASE) IN CASH	2,073,508	(262,658)

CASH, BEGINNING OF PERIOD	3,853,816	3,782,639

CASH, END OF PERIOD	$5,927,324	$3,519,981

	January 31, 2016	January 31, 2015
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$72,463	$46,479
Income taxes paid	$23,052	$453,205